Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Completes Merger with Kinderhook Bank Corp.

and Enhances Capital District Presence

SYRACUSE, N.Y. — July 12, 2019 —Community Bank System, Inc. (“Community Bank System”) (NYSE:CBU), the parent company of Community Bank, N.A., announced today that it completed its merger with Kinderhook Bank Corp. (“Kinderhook”) (OTCQB:NUBK) and its banking subsidiary, The National Union Bank of Kinderhook (“Kinderhook Bank”), on July 12, 2019. Community Bank System acquired Kinderhook in an all cash transaction representing total consideration valued at approximately $93.4 million. The merger added 11 branch locations across a five county area in the Capital District of Upstate New York. Upon completion of the transaction, Community Bank System will have over $11.0 billion in assets and over $9.0 billion in deposits.

Mark E. Tryniski, President and Chief Executive Officer of Community Bank System commented, “We are pleased to welcome the customers and employees of Kinderhook Bank to Community Bank. Kinderhook Bank has an impressive 165-year history of service to its customers, its communities and its stockholders, and its values align closely with those of Community Bank. This acquisition has created an exciting opportunity for Community Bank to establish a broader and deeper banking presence in the Capital District to further support our efforts to grow our retail and business banking businesses in the Capital District. We are dedicated to Kinderhook Bank’s customers, and both teams are working to make the transition to Community Bank as seamless as possible. We hope that our new customers will enjoy the larger branch network and broad variety of financial services Community Bank and its subsidiaries have to offer. Community Bank is committed to our new employees and customers and the communities in which they live and work, and we look forward to this opportunity to welcome them to the Community Bank family.”

Under the terms of the Agreement and Plan of Merger (“Merger Agreement”), Kinderhook’s common stockholders are entitled to receive $62.00 per share in cash for each share of common stock. The Paying Agent, Computershare Trust Company, N.A. (“Computershare”), is in the process of mailing the transmittal paperwork to each stockholder in order to process the merger payment in accordance with the Merger Agreement. Stockholders should receive the exchange paperwork within the next five to ten business days and do not need to take further action at this time. Any questions related to the exchange and payment process should be directed to Computershare at (800) 546-5141.

Community Bank System, Inc. operates more than 234 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $11.0 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of Community Bank System’s operations to differ materially from Community Bank System’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. These statements are based on the current beliefs and expectations of Community Bank System’s management and Community Bank System does not assume any duty to update forward-looking statements.